NEWS RELEASE for May 17, 2010

BIOLASE REPORTS FIRST QUARTER RESULTS

IRVINE, CA (May 17, 2010) — BIOLASE Technology, Inc. (NASDAQ:BLTI), the world’s leading dental laser company, today reported operating results for its first quarter ended March 31, 2010.

As anticipated and announced in March, first quarter revenues and operating results were impacted by a fundamental change in the purchasing pattern of its distribution partner Henry Schein, Inc. (NASDAQ:HSIC). During the period, the Company announced an agreement to switch minimum laser purchase commitments from Henry Schein, which would have been recognized as revenue upon shipment of product in the first quarter, to prepayments for future deliveries, with revenue being recognized in future quarters. In addition to the impact on revenues, the agreement with Henry Schein preserved cash flows and decreased pipeline inventories. During the period, the Company also announced a significant increase in its direct sales force, introduced a new dental laser, the iLase™, and restructured its sales and marketing management team. Early positive returns are being seen from those efforts in the form of improving end user sales of Waterlase™ and ezlaze™ in the first part of the second quarter.

Net revenue for this year’s first quarter was $4.4 million, compared to $6.6 million in the prior year quarterly period. The year-to-year change in revenue in the first quarter of this year was driven by minimized domestic laser purchases by Henry Schein as they reduced inventories. Under the renegotiated distribution agreement with Henry Schein, the majority of its required minimum laser orders for the first quarter were replaced by prepayments for future deliveries of the Company’s products. This new arrangement delayed the recognition of approximately $4 million in revenue from the first quarter to future quarters, while maintaining the expected level of cash flow in the period. The Company plans to begin shipping against these prepayments in the second quarter of 2010.

BIOLASE Chief Executive Officer David M. Mulder said, “As we anticipated and announced in March, first quarter revenues were significantly impacted by the resolution of the remaining commitments from the initial 14-month agreement with Henry Schein with prepayments versus actual purchases. We expect prepayment impacts should lessen as the year progresses and as we continue to shift our business model, add direct selling resources for the Waterlase MD™ product, work through remaining inventories and take advantage of the economic recovery that we believe is beginning to provide some lift in both domestic and international markets end user sales.”

The new purchasing arrangement, signed March 9, 2010, with Henry Schein provides monthly guaranteed minimum payments and upside opportunity to expand beyond those minimums, with strong incremental sales and margin incentives for BIOLASE to expand into more non-traditional Schein accounts.

Gross margin as a percentage of net revenue for this year’s first quarter was 6 percent, compared to 27 percent for the prior year period. The decrease was primarily due to lower sales volumes resulting in manufacturing overhead and fixed costs not being absorbed as efficiently. Operating expenses in the first quarter of 2010 were $5.6 million, compared to $6.7 million in the year-earlier quarterly period, which reflects a 16 percent decrease in Company expenditures.

Net loss for this year’s first quarter was $5.3 million, or $0.22 loss per share, compared to a net loss of $4.7 million, or $0.19 loss per share, in the 2009 first quarter. Non-GAAP net loss was $4.8 million, or $0.20 loss per share, for the 2010 first quarter compared with non-GAAP net loss of $3.8 million, or $0.15 loss per share, for the similar quarter in 2009.

Recent Highlights:

•	Global launch and U.S. Food and Drug Administration (FDA) 510K clearance of the iLase diode laser, which began shipping in the second quarter.

•	A presentation given at a national meeting of eye surgeons covering the multiple benefits and promising potential applications of the Company’s newest water-based laser technologies for eye surgery.

•	Launch of the Lasercast website at http://lasercast.biolase.net.

•	Launch of a consumer awareness campaign, including multimedia educational tools, viral video marketing and social network outreach.

•	Two new patents awarded for technology that is utilized with the BIOLASE family of diode lasers, including the ezlase and iLase.

•	A restructuring and an increase of the sales force.

Mulder continued, “The pre-launch and launch activities involved with iLase have been successful and we are very optimistic about the prospects of that device. The strategies we have launched and the new sales force have approximately doubled the end-user sales for April 2010 compared to same period in the prior year. The mix of non-traditional Henry Schein account orders have begun growing and we expect orders to increase as marketing efforts toward that portion of the US market continue and expand. That and other positive indicators make us confident in the long-term outlook and the new deal structure; however, we continue to expect some volatility in revenues for the first half of the year. We expect the second quarter revenues to improve over the first quarter, but prepaid orders by our distribution partner for iLase and other products may continue to push out some revenues in the near term.”

Conference Call
As previously announced, the Company will host a conference call today at 11:00 a.m. Eastern Time to discuss its operating results for the first quarter ended March 31, 2010, and to answer questions. The dial-in number for the call is toll-free 1-877-941-8601 or toll/international 1-480-629-9810. The live webcast and archived replay of the call can be accessed in the Investors section of the BIOLASE website at www.biolase.com.

About BIOLASE Technology, Inc.
BIOLASE Technology, Inc. (http://www.biolase.com), the world’s leading dental laser company, develops, manufactures and markets Waterlase technology and lasers and related products that advance the practice of dentistry and medicine.  The Company’s products incorporate patented and patent pending technologies designed to provide clinically superior performance with reduced pain and faster recovery times.  BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications.  Other products under development address ophthalmology, pain management and other medical and consumer markets.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions.  Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Jill Bertotti (investors) or Len Hall (media), of Allen & Caron, +1-949-474-4300.

- TABLES FOLLOW -

BIOLASE TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009
Products and services revenue	$4,339	$6,119
License fees and royalty revenue	56	475

Net revenue	4,395	6,594
Cost of revenue	4,125	4,826

Gross profit	270	1,768

Operating expenses:
Sales and marketing	2,633	3,045
General and administrative	1,725	2,569
Engineering and development	1,220	1,083

Total operating expenses	5,578	6,697

Loss from operations	(5,308)	(4,929)

Gain on foreign currency transactions	17	315
Interest income	1	1
Interest expense	(4)	(30)

Non-operating income, net	14	286

Loss before income tax provision	(5,294)	(4,643)
Income tax provision	11	33

Net loss	$(5,305)	$(4,676)

Net loss per share:
Basic	$(0.22)	$(0.19)

Diluted	$(0.22)	$(0.19)

Shares used in the calculation of net loss per share:
Basic	24,387	24,244

Diluted	24,387	24,244

BIOLASE TECHNOLOGY, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except per share data)

March 31,	December 31,
2010	2009

ASSETS

Current assets:
Cash and cash equivalents	$3,428	$2,975
Accounts receivable, less allowance of $441 and $421 in 2010 and 2009,
respectively	1,022	4,229
Inventory, net	8,410	7,861
Prepaid expenses and other current assets	1,255	1,347

Total current assets	14,115	16,412
Property, plant and equipment, net	1,938	2,180
Intangible assets, net	439	472
Goodwill	2,926	2,926
Deferred tax asset	16	17
Other assets	170	170

Total assets	$19,604	$22,177

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,025	$4,887
Accrued liabilities	5,154	5,600
Customer deposits	3,982	—
Deferred revenue, current portion	1,140	1,123

Total current liabilities	14,301	11,610
Deferred tax liabilities	491	473
Deferred revenue, long-term	1,924	1,975
Other liabilities, long-term	163	190

Total liabilities	16,879	14,248

Stockholders’ equity:
Preferred stock, par value $0.001, 1,000 shares authorized, no shares issued
and outstanding	—	—
Common stock, par value $0.001, 50,000 shares authorized; 26,350 and
26,340 shares issued and 24,387 and 24,376 shares outstanding in 2010
and 2009, respectively	27	27
Additional paid-in capital	117,442	117,228
Accumulated other comprehensive (loss)	(335)	(222)
Accumulated deficit	(98,010)	(92,705)

	19,124	24,328
Treasury stock (cost of 1,964 shares repurchased)	(16,399)	(16,399)

Total stockholders’ equity	2,725	7,929

Total liabilities and stockholders’ equity	$19,604	$22,177

Non-GAAP Financial Measures

The non-GAAP financial measures contained herein are a supplement to the corresponding financial measures prepared in accordance with generally accepted accounting principles (GAAP). The non-GAAP financial measures presented exclude the items summarized in the below table. Management believes that adjustments for these items assist investors in making comparisons of period-to-period operating results and that these items are not indicative of the Company’s on-going core operating performance.

Management uses non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share in its evaluation of the Company’s core after-tax results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Management believes that providing these non-GAAP financial measures allows investors to view the Company’s financial results in the way that management views the financial results.

The non-GAAP financial measures presented herein have certain limitations in that they do not reflect all of the costs associated with the operations of the Company’s business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by the Company may be different from the non-GAAP financial measures used by other companies.

BIOLASE TECHNOLOGY, INC.

Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures
(in thousands, except per share data)

Three months ended
	March 31,
2010	2009
GAAP net loss		$(5,305)	$(4,676)
Adjustments:
Interest expense		4	30
Depreciation and amortization expense		299	415
Stock based compensation expense		206	468
Non-GAAP net loss		$(4,796)	$(3,763)

GAAP net loss per share:		$(0.22)	$(0.19)
Basic and diluted
Adjustments:
Interest expense		$0.00	$0.00
Depreciation and amortization expense		$0.01	$0.02
Stock based compensation expense		$0.01	$0.02
Non-GAAP net loss per share:
Basic and diluted		$(0.20)	$(0.15)

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